Exhibit 4.8
SECOND SUPPLEMENTAL INDENTURE
     THIS SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of March 5, 2007, is among General Nutrition Centers, Inc., a Delaware corporation (the “Company”), the Guarantors (the “Guarantors”) under the Indenture referred to below, and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).
WITNESSETH:
     WHEREAS the Company has heretofore executed and delivered to the Trustee an Indenture (as such may be amended from time to time, the “Indenture”), dated as of December 5, 2003, providing for the issuance of its 8 1/2% Senior Subordinated Notes due 2010 (the “Notes”);
     WHEREAS Section 9.02 of the Indenture provides, among other things, that with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding Notes (the “Requisite Consents”), the Company and the Guarantors, when authorized by resolutions of their respective Boards of Directors, may amend, supplement or waive certain terms and provisions of the Indenture or enter into an indenture supplemental thereto for the purposes of adding provisions to or changing or eliminating provisions of the Indenture or the Notes or of modifying the rights of the registered holders of the Notes (each a “Holder” and, collectively, the “Holders”) under the Indenture and the Notes;
     WHEREAS the Company has offered to purchase for cash, upon the terms and subject to the conditions set forth in that certain Offer to Purchase dated February 15, 2007 (the “Offer to Purchase”), any and all of the outstanding Notes (the “Offer”);
     WHEREAS the Offer to Purchase also constitutes a solicitation of consents (the “Consent Solicitation”) from the Holders to certain amendments to the Indenture (the “Proposed Amendments”) to eliminate substantially all of the restrictive covenants and certain events of default and certain other provisions of the Indenture, as more particularly described in this Second Supplemental Indenture;
     WHEREAS the Company has obtained the Requisite Consents to the Proposed Amendments pursuant to the Consent Solicitation as of March 1, 2007; and
     WHEREAS pursuant to Section 9.02 of the Indenture, the Trustee, the Company and the Guarantors are authorized to execute and deliver this Second Supplemental Indenture;
     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
ARTICLE I
AMENDMENTS TO INDENTURE
     Section 1.01. Definitions Generally. For all purposes of this Second Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires:

(a) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (b) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular section hereof.
     Section 1.02. Deleted Sections. The following sections of the Indenture are hereby deleted in their entirety, effective as of the Acceptance Date (as hereinafter defined):
(a)	Section 4.03. Reports;

(b)	Section 4.04. Compliance Certificate;

(c)	Section 4.05. Taxes;

(d)	Section 4.06. Stay, Extension and Usury Laws;

(e)	Section 4.07. Limitation on Restricted Payments;

(f)	Section 4.08. Limitation on Restrictions on Distributions from Restricted Subsidiaries;

(g)	Section 4.09. Limitation on Indebtedness;

(h)	Section 4.10. Limitation on Asset Dispositions;

(i)	Section 4.11. Limitation on Transactions with Affiliates;

(j)	Section 4.12. Limitation on Liens;

(k)	Section 4.13. Limitation on the Sale or Issuance of Preferred Stock of Restricted Subsidiaries;

(l)	Section 4.14. Corporate Existence;

(m)	Section 4.15. Offer to Repurchase Upon Change of Control;

(n)	Section 4.16. Limitation on Layering;

(o)	Section 4.17. Additional Note Guarantees; and

(p)	Section 4.18. Designation of Unrestricted Subsidiaries.
     Section 1.03. Section 5.01 of the Indenture. Section 5.01 of the Indenture is hereby amended, effective as of the Acceptance Date, to read in its entirety as follows:
          Section 5.01. Merger, Consolidation, or Sale of Assets.
     (a) The Company shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or convey or transfer all or substantially all its assets to, any Person, unless:

     (1) the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;
     (2) the Successor Company, if not the Company, will expressly assume, by a Second Supplemental Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes, this Indenture and the Registration Rights Agreement;
     (3) [Intentionally Omitted];
     (4) [Intentionally Omitted]; and
     (5) [Intentionally Omitted].
     In addition, the Company will not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.
     (b) The Successor Company will be substituted for, and may exercise every right and power of, the Company under this Indenture. Thereafter, the Company (if it is not the Successor Company) will be relieved of all obligations and covenants under this Indenture, except that, in the case of a conveyance or transfer of less than all its assets, the Company will not be released from the obligation to pay the principal of and interest on the Notes.
     (c) The provisions of this Section 5.01 do not prohibit any Restricted Subsidiary from consolidating with, merging into or transferring all or part of its properties and assets to the Company. Additionally, the Company may merge with an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Company in another jurisdiction to realize tax or other benefits. The definition of “Successor Company” will not include companies formed by consolidations, mergers or transfers of properties or assets pursuant to this Section 5.01(c).
     Section 1.04. Section 6.01 of the Indenture. Section 6.01 of the Indenture is hereby amended, effective as of the Acceptance Date, to read in its entirety as follows:
          Section 6.01 Events of Default.
     (a) Each of the following is an “Event of Default”:
          (1) a default in any payment of interest on, or Liquidated Damages, if any, with respect to, any Note when due, whether or not such payment is prohibited by Article 10 hereof, continued for 30 days;
          (2) a default in the payment of principal of, or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment is prohibited by Article 10 of this Indenture;

          (3) the failure by the Company or any of its Restricted Subsidiaries to comply with its obligations under Article 5 hereof;
          (4) [Intentionally Omitted];
          (5) [Intentionally Omitted];
          (6) [Intentionally Omitted];
          (7) [Intentionally Omitted];
          (8) [Intentionally Omitted];
          (9) [Intentionally Omitted]; or
          (10) [Intentionally Omitted].
     (b) The events listed in Section 6.01(a) hereof will constitute Events of Default regardless of their reasons, whether voluntary or involuntary or whether effected by operation of law or pursuant to any judgment, decree, order, rule or regulation of any administrative or governmental body.
ARTICLE II
GENERAL PROVISIONS
     Section 2.01. Effectiveness of Amendments. This Second Supplemental Indenture is effective as of the date first above written. The Indenture shall remain operative in the form in which it existed prior to the date hereof until the date (the “Acceptance Date”) on which the Company accepts for purchase and payment all Notes that have been properly tendered and not withdrawn pursuant to the Offer. On and after the Acceptance Date, the Proposed Amendments shall be effective.
     Section 2.02. Ratification of Indenture. The Indenture is in all respects acknowledged, ratified and confirmed, and shall continue in full force and effect in accordance with the terms thereof and as amended and supplemented by this Second Supplemental Indenture. The Indenture and this Second Supplemental Indenture, shall be read, taken and construed as one and the same instrument.
     Section 2.03. Certificate and Opinion as to Conditions Precedent. Pursuant to Section 12.04 of the Indenture, simultaneously with and as a condition to the execution of this Second Supplemental Indenture, the Company is delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each in form acceptable to the Trustee.
     Section 2.04. Effect of Headings. The Article and Section headings in this Second Supplemental Indenture are for convenience only and shall not affect the construction of this Second Supplemental Indenture.
     Section 2.05. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW

YORK, INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK OBLIGATIONS LAW.
     Section 2.06. Multiple Counterparts. The parties may sign multiple counterparts of this Second Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.
     Section 2.07. Trustee Makes No Representation. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company.
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     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written, to become operative on the Acceptance Date.

GENERAL NUTRITION CENTERS, INC.
By:
Name:
Title:

GENERAL NUTRITION INVESTMENT COMPANY
NUTRA SALES CORPORATION (f/k/a General
   Nutrition Sales Corporation)
GNC (CANADA) HOLDING COMPANY
GENERAL NUTRITION DISTRIBUTION COMPANY
GENERAL NUTRITION GOVERNMENT SERVICES,
   INC.
GENERAL NUTRITION INTERNATIONAL, INC.
GN INVESTMENT, INC.
GNC CANADA LIMITED (f/k/a GNC, Limited)
GNC US DELAWARE, INC.
GENERAL NUTRITION SYSTEMS, INC.
INFORMED NUTRITION, INC.
GENERAL NUTRITION CORPORATION
GENERAL NUTRITION DISTRIBUTION, L.P.
GENERAL NUTRITION, INCORPORATED
GENERAL NUTRITION COMPANIES, INC.
GNC FRANCHISING, LLC
NUTRA MANUFACTURING, INC. (f/k/a Nutricia Manufacturing USA Inc.)

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:
Name:
Authorized Signatory